CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Unit	Offering Price	Registration Fee
Warrant to Purchase Common Stock, and underlying shares of Common Stock, par value $1 2/3 per share(1)	122,035,597(1)	$3.57(2)	$435,667,082(2)	$0(3)

(1)	There are being registered hereunder (a) a warrant for the purchase of 122,035,597 shares of common stock with an initial per share exercise price of $3.57 per share, (b) the 122,035,597 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(2)	Calculated in accordance with Rule 457(i) with respect to the initial per share exercise price of the warrant of $3.57.

(3)	A filing fee of $17,122 is calculated in accordance with Rule 457(r). This filing fee is offset by amounts previously paid by the Registrant in connection with the Registration Statement on Form S-3 (File No. 333-108532) and carried forward to the Registration Statement on Form S-3ASR (File No. 333-153332) filed by the Registrant. Of the fees of $629,402 with respect to $7,780,000,000 aggregate initial offering price of securities that were carried forward, $17,122 is offset against the filing fee due for this offering and $612,280 remains available for future registrations. This paragraph shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-153332.

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 4, 2008)
General Motors Corporation
Warrant to Purchase 122,035,597 Shares of Common Stock
122,035,597 Shares of Common Stock

     This prospectus supplement relates to the potential resale from time to time by selling securityholders of some or all of a warrant to purchase 122,035,597 shares of our common stock (subject to adjustment), and any shares of common stock issuable from time to time upon exercise of the warrant. In this prospectus supplement, we refer to the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The warrant was originally issued by us to the United States Department of the Treasury. The initial exercise price applicable to the warrant is $3.57 per share of common stock for which the warrant may be exercised.
     The selling securityholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.
     We will not receive any proceeds from the sale of securities by the selling securityholders. However, we will receive proceeds if any selling securityholders exercise their warrants and the exercise price is paid in cash.
     Our common stock is listed in the United States on the New York Stock Exchange under the symbol “GM.” The last reported sale price of our common stock on the New York Stock Exchange on January 23, 2009 was $3.49 per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

January 29, 2009

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	i
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	i
USE OF PROCEEDS	S-1
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY	S-1
DESCRIPTION OF THE WARRANT	S-2
PLAN OF DISTRIBUTION	S-4
SELLING SECURITYHOLDERS	S-6
Prospectus

ABOUT THIS PROSPECTUS	1
PRINCIPAL EXECUTIVE OFFICES	1
WHERE YOU CAN FIND MORE INFORMATION	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	2
DESCRIPTION OF GENERAL MOTORS CORPORATION	3
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	4
RATIO OF EARNINGS TO FIXED CHARGES	4
USE OF PROCEEDS	5
OVERVIEW OF OUR CAPITAL STOCK	5
DESCRIPTION OF COMMON STOCK	6
DESCRIPTION OF PREFERRED STOCK	8
DESCRIPTION OF PREFERENCE STOCK	9
DESCRIPTION OF DEBT SECURITIES	10
DESCRIPTION OF WARRANTS	14
FORMS OF SECURITIES	15
PLAN OF DISTRIBUTION	16
LEGAL MATTERS	18
EXPERTS	19

ABOUT THIS PROSPECTUS SUPPLEMENT
     The terms “General Motors,” “GM,” “we,” “us,” the “Corporation” and “our” refer to General Motors Corporation.
     You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information or to make any additional representations. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling securityholders are not, making an offer to sell nor soliciting an offer to buy any securities other than the securities offered pursuant to this prospectus supplement. This prospectus supplement is part of and must be read in conjunction with the accompanying prospectus dated September 4, 2008. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus supplement, or the date of such incorporated information.
     We are not, and the selling securityholders are not, making an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction where offers or sales are not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities may be restricted in certain jurisdictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus supplement and the accompanying prospectus may include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “affects,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. All statements in this prospectus supplement and the accompanying prospectus, and in related comments by our management, other than statements of historical facts, including without limitation, statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.
     These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties referenced in the accompanying prospectus under the caption “Risk Factors” and elsewhere, and other factors such as the following, many of which are beyond our control:
     With respect to GM:
•	our ability to comply with the requirements of certain loan and security agreements (“U.S. Treasury Loan Agreements”) between us, certain of our domestic subsidiaries and the United States Department of the Treasury and to restructure our operations on the terms and within the timeframe and pursuant to the approval procedures contemplated by these U.S. Treasury Loan Agreements;

i

•	our ability to complete planned asset sales;

•	our ability to obtain adequate liquidity and financing sources and establish an appropriate level of debt, including our ability to negotiate with our bondholders, commercial lenders and creditors;

•	continued economic and automotive industry instability or poor economic conditions in the U.S. and global markets, including the credit markets, or changes in economic conditions, commodity prices, housing prices, foreign currency exchange rates or political stability in the markets in which we operate;

•	our ability to realize production efficiencies, to achieve reductions in costs as a result of the turnaround restructuring and health care cost reductions and to implement capital expenditures at levels and times planned by management;

•	shortages of, volatility in the price of and price increases for fuel;

•	our ability to manage the distribution channels for our products;

•	significant changes in the demand for vehicles;

•	market acceptance of our new products including cars and crossover vehicles;

•	the ability of our customers, dealers, distributors and suppliers to obtain adequate financing on acceptable terms to continue their business relationships with us;

•	significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including on our pricing policies or use of incentives;

•	changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates;

•	costs and risks associated with litigation;

•	the effect if our auditors’ report on our 2008 consolidated financial statements contains an explanatory paragraph regarding our ability to continue as a going concern;

•	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, including the estimates for the Delphi Corporation (“Delphi”) pension benefit guarantees, which could result in an impact on earnings;

•	negotiations and bankruptcy court actions with respect to Delphi’s obligations to us and our obligations to Delphi, negotiations with respect to our obligations under the benefit guarantees to Delphi employees and our ability to recover any indemnity claims against Delphi;

•	labor strikes or work stoppages at our facilities or our key suppliers such as Delphi or financial difficulties at our key suppliers such as Delphi;

•	additional credit rating downgrades and the effects thereof;

•	changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees, including negotiations pursuant to the terms of the U.S. Treasury Loan Agreements and the negotiation of new collective bargaining agreements with unions representing our employees in the United States; and

•	other risks described from time to time in periodic and current reports that we file with the Securities and Exchange Commission (“SEC”).

ii

     With respect to GMAC:
•	rating agencies may downgrade their ratings for GMAC or Residential Capital, LLC in the future, which would adversely affect GMAC’s ability to raise capital in the debt markets at attractive rates and increase the interest that it pays on its outstanding publicly traded notes, which could have a material adverse effect on its results of operations and financial condition;

•	GMAC’s business requires substantial capital, and if it is unable to maintain adequate financing sources, its profitability and financial condition will suffer and jeopardize its ability to continue operations;

•	the profitability and financial condition of its operations are dependent upon our operations, and it has substantial credit exposure to us;

•	recent developments in the residential mortgage market, especially in the nonprime sector, may adversely affect GMAC’s revenues, profitability and financial condition;

•	GMAC’s ability to realize the expected benefits of its recent conversion to a bank holding company and to comply with the increased regulation and restrictions to which it is subject as a result; and

•	the worldwide financial services industry is highly competitive, and if GMAC is unable to compete successfully or if there is increased competition in the automotive financing, mortgage and/or insurance markets or generally in the markets for securitizations or asset sales, its margins could be materially adversely affected.
     Consequently, all of the forward-looking statements made in this prospectus supplement and the accompanying documents are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

iii

USE OF PROCEEDS
     We will not receive any proceeds from any sale of the securities by the selling securityholders, but we will receive the exercise price payable upon the exercise of the warrant, if exercised for cash. We will use the proceeds received from the exercise of the warrant, if any, for general corporate purposes, including capital expenditures, working capital and the repayment of existing indebtedness.
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
     Our common stock is currently listed on the New York Stock Exchange under the symbol “GM.” The following table contains, for the periods indicated, the high and low sale prices per share of our common stock and the cash dividend per share on such common stock.

	High	Low	Dividend
2006
First Quarter	$24.60	$18.47	$.25
Second Quarter	$30.56	$19.00	$.25
Third Quarter	$33.64	$27.12	$.25
Fourth Quarter	$36.56	$28.49	$.25

2007
First Quarter	$37.24	$28.81	$.25
Second Quarter	$38.66	$28.86	$.25
Third Quarter	$38.27	$29.10	$.25
Fourth Quarter	$43.20	$24.50	$.25

2008
First Quarter	$29.28	$17.47	$.25
Second Quarter	$24.24	$10.57	$.25
Third Quarter	$16.35	$8.51	—
Fourth Quarter	$9.90	$1.70	—

2009
First Quarter (through January 23, 2009)	$4.20	$3.15	—
     There were 333,476 holders of record of our common stock as of January 23, 2009.
     As of January 23, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $3.49.
     We have suspended the payment of dividends on our common stock and have no current plans to resume payment of a dividend. In addition, the Loan Agreement provides that we may not pay dividends on our common stock without first receiving the consent of the Treasury. Our payment of dividends in the future will be determined by our Board of Directors and will depend on our satisfaction of our obligations under the Loan Agreement, business conditions, our financial condition, our earnings and other factors.

DESCRIPTION OF THE WARRANT
     The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. We originally issued the warrant to the United States Department of the Treasury, pursuant to the Warrant Agreement, dated December 31, 2008, between us and the Treasury, the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.
Shares of Common Stock Subject to the Warrant
     The warrant is initially exercisable for 122,035,597 shares of our common stock. The number of shares subject to the warrant are subject to the further adjustments described below under the heading “Adjustments to the Warrant.”
Exercise of the Warrant
     The initial exercise price applicable to the warrant is $3.57 per share of common stock for which the warrant may be exercised. The warrant is perpetual and may be exercised at any time by surrender of the warrant and a completed notice of exercise and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by us of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price of the warrant.
     The per share exercise price applicable to the warrant is subject to the further adjustments described below under the heading “Adjustments to the Warrant.”
     Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. The shares of common stock issuable upon exercise of the warrant will be listed on the New York Stock Exchange.
Repurchase of the Warrant
     After the loans under the Loan Agreement are repaid in full, we will have the right to repurchase at fair market value: (i) any shares issued upon exercise of the warrant and then held by the Treasury; and (ii) the warrant.
Rights as a Shareholder
     The warrantholder shall have no rights or privileges of a holder of our common stock, including any voting rights, until (and then only to the extent) the warrant has been properly exercised. In addition, the Treasury has agreed not to exercise voting rights with respect to any shares of common stock held by it.
Adjustments to the Warrant
     Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions on our common stock in shares of our common stock, or subdivide, combine or reclassify outstanding shares of our common stock.

     Anti-dilution Adjustment. If, in other than certain permitted transactions as described below, we issue any shares of common stock (or securities convertible into or exercisable for common stock) for (or having a conversion or exercise price) less than 90% of the market price of the common stock on the last trading day prior to pricing such shares or securities, then the number of shares of common stock into which the warrant is exercisable and the exercise price of the warrant will be adjusted. Permitted transactions include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital raising transactions by comparable financial institutions; and

•	in connection with the exercise of preemptive rights on terms existing as of December 31, 2008.
     Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, then the number of shares of common stock into which the warrant is exercisable and the exercise price of the warrant will be adjusted to reflect such distribution.
     Certain Repurchases. If we effect a pro rata repurchase of common stock, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted.
     Business Combinations. In the event of a merger, consolidation or similar transaction involving us and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

PLAN OF DISTRIBUTION
     The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
     The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus supplement, the New York Stock Exchange in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.
     In addition, any securities that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under such rules rather than pursuant to this prospectus supplement.
     In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.
     The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.
     In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.
     In offering the securities covered by this prospectus supplement, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
     In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus supplement and to the activities of the selling securityholders. In addition, we will make copies of this prospectus supplement available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

     At the time a particular offer of securities is made, if required, an additional prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
     We do not intend to apply for listing of the warrant on any securities exchange or for inclusion in any automated quotation system unless requested by the initial selling shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the warrant.
     We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus supplement.

SELLING SECURITYHOLDERS
     On December 31, 2008, we issued the warrant to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus supplement, in a transaction exempt from the registration requirements of the Securities Act. We were required under the terms of the Warrant Agreement between us and the Treasury to register for resale the warrant and the shares of common stock issuable upon exercise of the warrant. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus supplement, any or all of the securities they own. The securities to be offered under this prospectus supplement for the account of the selling securityholders are:
     • a warrant to purchase 122,035,597 shares of our common stock (subject to adjustment), representing beneficial ownership of approximately 19.99% of our common stock as of December 31, 2008; and
     • 122,035,597 shares of our common stock issuable upon exercise of the warrant (subject to adjustment), which shares, if issued, would represent ownership of approximately 19.99% of our common stock as of December 31, 2008.
     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.
     We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus supplement. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.
     Information about the selling securityholders may change over time and changed information will be set forth in additional prospectus supplements if and when necessary.

PROSPECTUS

GENERAL MOTORS CORPORATION

Debt Securities
Common Stock (par value $1 2/3)
Preferred Stock (without par value)
Preference Stock (par value $0.10)
Warrants

We may offer from time to time debt securities, common stock, preferred stock, preference stock or warrants pursuant to this prospectus. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed in the United States on the New York Stock Exchange under the symbol “GM.”

We may sell the securities offered by this prospectus on a continuous or delayed basis directly, through agents, dealers or underwriters or through direct sales or auctions performed by utilizing the internet or a bidding or ordering system as designated from time to time by us, or through any combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities offered by this prospectus, the applicable prospectus supplement will set forth any applicable commissions or discounts between or among them. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Investment in any securities offered by this prospectus involves risk. See “Risk Factors” beginning on page 4 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

September 4, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to as the SEC in this prospectus, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of our securities, as described in this prospectus, from time to time and in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement and any free writing prospectus prepared by or on behalf of us together with additional information described below under “Incorporation of Certain Documents By Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement or any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with different information or make any additional representations. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus or any prospectus supplement or any free writing prospectus prepared by or on behalf of us is accurate as of any date other than the date on the front of each of such documents. The terms “General Motors,” “GM,” “we,” “us,” the “Corporation” and “our” refer to General Motors Corporation.

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 300 Renaissance Center, Detroit, Michigan 48265-3000, and our telephone number is (313) 556-5000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically, including GM. We are not incorporating the contents of the SEC website into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed):

GM SEC Filings (File No. 1-143)	Period

Annual Report on Form 10-K	Year ended December 31, 2007 filed with the SEC on February 28, 2008
Definitive Proxy Statement	Date filed: April 25, 2008
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2008 filed with the SEC on May 8, 2008 and quarter ended June 30, 2008 filed with the SEC on August 7, 2008
Current Reports on Form 8-K	Dates filed: January 3, 2008, January 4, 2008, January 23, 2008, February 1, 2008, February 12, 2008 (only the report that is deemed “filed” with the SEC), February 25, 2008, March 5, 2008 (only the report that is deemed “filed” with the SEC), March 6, 2008, April 1, 2008, April 23, 2008, May 1, 2008, May 13, 2008, May 23, 2008, June 3, 2008 (2), June 9, 2008, July 1, 2008 and July 23, 2008
The description of the common stock set forth in Article Fourth of our Certificate of Incorporation filed as Exhibit 3(i) to our Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 11, 2004

You may request a copy of the documents incorporated by reference into this prospectus, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning the office of Nicholas S. Cyprus, Controller and Chief Accounting Officer, at the following address and telephone number:

General Motors Corporation
300 Renaissance Center
Detroit, Michigan 48265-3000
(313) 556-5000

You may also find additional information about us, including the documents mentioned above, on our website at http://www.gm.com. The information included on or linked to this website or any website referred to in any document incorporated by reference into this prospectus is not a part of this prospectus.

DESCRIPTION OF GENERAL MOTORS CORPORATION

We are engaged primarily in the worldwide development, production and marketing of cars, trucks and parts. We develop, manufacture and market vehicles worldwide through our four automotive regions: GM North America, GM Europe, GM Latin America/Africa/Mid-East and GM Asia Pacific. Also, our finance and insurance operations are primarily conducted through GMAC LLC, the successor to General Motors Acceptance Corporation. GMAC was a wholly owned subsidiary until November 30, 2006, when we sold a 51% controlling ownership interest in GMAC to a consortium of investors. Since the GMAC transaction, we have accounted for our 49% ownership interest in GMAC using the equity method. GMAC provides a broad range of financial services, including consumer vehicle financing, automotive dealership and other commercial financing, residential mortgage services, automobile service contracts, personal automobile insurance coverage and selected commercial insurance coverage.

Substantially all of our cars, trucks and parts are marketed through retail dealers in North America, and through distributors and dealers outside of North America, the substantial majority of which are independently owned. We primarily meet the demands of customers in North America with vehicles developed, manufactured and/or marketed under the following brands:

• Chevrolet	• Buick	• Saab	• GMC
• Pontiac	• Cadillac	• HUMMER	• Saturn

The demands of customers outside North America are primarily met with vehicles developed, manufactured and/or marketed under the following brands:

• Opel	• Saab	• GMC	• HUMMER
• Vauxhall	• Buick	• Cadillac	• Isuzu
• Holden	• Chevrolet	• Daewoo	• Suzuki

As of July 31, 2008, we also had equity ownership stakes directly or indirectly through various regional subsidiaries, including GM Daewoo Auto & Technology Company, New United Motor Manufacturing, Inc., Shanghai General Motors Co., Ltd., SAIC-GM-Wuling Automobile Company Ltd. and CAMI Automotive Inc. These companies design, manufacture and market vehicles under the following brands:

• Pontiac	• Wuling	• Chevrolet	• Buick
• Suzuki	• Daewoo	• Cadillac	• Holden

In addition to the products we sell to our dealers for consumer retail sales, we also sell cars and trucks to fleet customers, including daily rental car companies, commercial fleet customers, leasing companies and governments. Sales to fleet customers are completed through our network of dealers and in some cases directly by us.

Our retail and fleet customers can obtain a wide range of aftersale vehicle services and products through our dealer network, such as maintenance, light repairs, collision repairs, vehicle accessories and extended service warranties.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement may include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. All statements in this prospectus and any accompanying prospectus supplement, and in related comments by our management, other than statements of historical facts, including without limitation, statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.

These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in the documents referred to under the caption “Risk Factors,” in documents incorporated by reference into this prospectus and in any applicable prospectus supplement, and other factors, many of which are beyond our control.

Consequently, all of the forward-looking statements made in this prospectus and any prospectus supplement are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of our earnings to fixed charges for the periods indicated:

Six Months Ended June 30,	Years Ended December 31,
2008	2007	2006	2005	2004	2003

—	—	—	—	1.06	1.26

Earnings for the six months ended June 30, 2008 and the twelve months ended December 31, 2007, 2006 and 2005 were inadequate to cover fixed charges. Additional earnings of $17.8 billion for the six months ended June 30, 2008 and $5.5 billion for 2007, $5.3 billion for 2006 and $16.5 billion for 2005 would have been necessary to bring the respective ratios to 1.0.

We compute the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of us and our consolidated subsidiaries. Fixed charges consist of interest and discount accretion and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

USE OF PROCEEDS

Unless otherwise specified in the prospectus supplement, we will add the net cash proceeds from the sale by us of any securities to our general funds and they will be available for general corporate purposes, including capital expenditures, working capital and the repayment of existing indebtedness.

OVERVIEW OF OUR CAPITAL STOCK

The following description of our capital stock is based upon our restated certificate of incorporation, as amended (“Certificate of Incorporation”), our bylaws, as amended (“Bylaws”), and applicable provisions of law. We have summarized certain portions of our Certificate of Incorporation and Bylaws below. The summary is not complete. Our Certificate of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus. You should read our Certificate of Incorporation and Bylaws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (“DGCL”), our Certificate of Incorporation and our Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Authorized Capital Stock

Our Certificate of Incorporation authorizes us to issue 2,106,000,000 shares of capital stock, consisting of:

•	6,000,000 shares of preferred stock, without par value;

•	100,000,000 shares of preference stock, $0.10 par value; and

•	2,000,000,000 shares of common stock, $1 2/3 par value.

As of July 31, 2008:

•	566,162,606 shares of common stock were outstanding; and

•	No shares of preferred stock or preference stock were outstanding.

Certain Provisions of Our Certificate of Incorporation and Bylaws

Amendments to Our Certificate of Incorporation.  Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote and a majority of the outstanding stock of each class entitled to vote is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such class;

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the Board of Directors.  Our Bylaws provide that any vacancy occurring in our board of directors for any cause may be filled by a majority of the remaining members of our board, although such majority is less than a quorum.

Special Meetings of Stockholders.  Under our Bylaws, only our board of directors or the chairman of our board may call special meetings of stockholders at such place, date and time and for such purpose or purposes as shall be set forth in the notice of such meeting.

Requirements for Notice of Stockholder Director Nominations and Stockholder Business.  If a stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to our board of directors, our Bylaws contain certain procedures that must be followed in terms of the advance timing required for delivery of stockholder notice of such business and the information that such notice must contain. The information required in a stockholder notice includes general information regarding the stockholder, a description of the proposed business and, with respect to nominations for the board of directors, certain specified information regarding the nominee(s).

In addition to the information required in a stockholder notice described above, our Bylaws require a representation that the stockholder is a holder of our voting stock and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice. In terms of the timing of the stockholder notice, our Bylaws require that the notice must be received by our secretary:

•	in the case of an annual meeting, not more than 180 days and not less than 120 days in advance of the annual meeting; and

•	in the case of a special meeting, not later than the fifteenth day following the day on which notice of the meeting is first mailed to stockholders.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transaction(s) in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to an “interested stockholder.” In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or is an affiliate or associate of the corporation and, within the prior three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

DESCRIPTION OF COMMON STOCK

Our only class of common stock is our common stock, $1 2/3 par value.

In addition to the following description of our common stock, please refer to our Certificate of Incorporation which sets forth in full detail the terms of our common stock. Our Certificate of Incorporation has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. For information regarding how you can obtain a copy of our Certificate of Incorporation, see “Where You Can Find More Information.”

There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Dividends

The DGCL and our Certificate of Incorporation do not require our board of directors to declare dividends on our common stock. The declaration of any dividend on our common stock is a matter to be acted upon by our board of directors in its sole discretion. Our board of directors reserves the right to reconsider from time to time its policies and practices regarding dividends on our common stock and to increase or decrease the dividends paid on our common stock or not pay a dividend at all. Our board of directors may reconsider such matters on the basis of, among other things, our consolidated financial position, which includes liquidity and other factors.

Both the DGCL and our Certificate of Incorporation restrict the power of our board of directors to declare and pay dividends on our common stock. The amounts which may be declared and paid by our board of directors as dividends on our common stock are subject to the amount legally available for the payment of dividends by us under the DGCL. In particular, under the DGCL, we can only pay dividends to the extent that we have surplus — the extent by which the fair market value of our net assets exceeds the amount of our capital — or the extent of our net profits for the then current and/or the preceding fiscal year. In addition, dividends on our common stock are subject to any preferential rights on any outstanding series of preferred stock or preference stock created by our board of directors in accordance with our Certificate of Incorporation. Further if dividends have been declared but not paid on any outstanding shares of our preferred stock, our Certificate of Incorporation provides that dividends may not be paid on or set apart for the common stock until all declared but unpaid dividends on any outstanding shares of our preferred stock have been paid. Also, our Certificate of Incorporation provides that dividends may not be declared on our common stock until a sum sufficient for the payment of the next ensuing quarterly dividend of any preferred stock outstanding has been set aside from the surplus or net profits.

Any dividends declared or paid on our common stock from time to time will reduce the amount available for future payments of dividends. The amount available for dividends on each class will also depend upon any adjustments to our capital or surplus due to repurchases or issuances of shares of our common stock. In addition, the DGCL permits our board of directors to adjust for any reason it deems appropriate the amounts of capital and surplus within certain parameters and therefore the amount available for dividends.

Voting Rights

Our Certificate of Incorporation entitles holders of common stock to one vote per share on all matters submitted to our stockholders for a vote.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of our business, whether voluntary or involuntary, our Certificate of Incorporation provides that, after the holders of any outstanding shares of our preferred stock and preference stock receive their full preferential amounts, holders of common stock will receive the assets remaining for distribution to our stockholders ratably on a per share basis.

Stock Exchange Listing

Our common stock is listed in the United States on the New York Stock Exchange under the ticker symbol “GM.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., a federally chartered trust institution doing business at P.O. Box 43078, Providence, Rhode Island 02940-3078.

Direct Registration System

Our common stock is registered in book-entry form through the direct registration system. Under this system, unless a common stockholder requests a physical stock certificate, ownership of our common stock is reflected in account statements periodically distributed to common stockholders by Computershare, our transfer agent, who holds the book-entry shares on behalf of our common stockholders. However, currently, any common stockholder who wishes to receive a physical stock certificate evidencing his or her shares may at any time obtain a stock certificate at no charge by contacting our transfer agent.

DESCRIPTION OF PREFERRED STOCK

This prospectus describes certain general terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a prospectus supplement. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our Certificate of Incorporation.

Under our Certificate of Incorporation, our board of directors has the authority to issue shares of preferred stock from time to time in distinctly designated series, with each series ranking equally and identical in all respects except as to the dividend rate and redemption price.

Terms of a Particular Series

The prospectus supplement will describe the terms of any preferred stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•	whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable (which could include any securities issued by us or any third party, including any of our affiliates), and the terms and conditions of conversion or exchange;

•	the place or places where dividends and other payments on the preferred stock will be payable; and

•	any additional dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

All shares of preferred stock offered will be fully paid and non-assessable.

Dividends

Holders of preferred stock would be entitled to receive quarterly cumulative dividends when and as declared by the board of directors at the rates fixed for the respective series in the resolution or certificate of designation for the respective series. In addition, if any preferred stock were issued, it would rank senior to our preference stock and our common stock with respect to the payment of dividends.

Voting

If any shares of our preferred stock were issued, holders of such shares would not be entitled to vote except that they would vote upon the question of disposing of our assets as an entirety and except as otherwise required by the DGCL.

Liquidation

Any shares of preferred stock that are issued will have priority over the preference stock and our common stock with respect to liquidation rights.

Transfer Agent and Registrar

The transfer agent for each series of preferred stock will be described in the prospectus supplement.

DESCRIPTION OF PREFERENCE STOCK

This prospectus describes certain general terms and provisions of our preference stock. When we offer to sell a particular series of preference stock, we will describe the specific terms of the securities in a prospectus supplement. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preference stock. The preference stock will be issued under a certificate of designations relating to each series of preference stock and is also subject to our Certificate of Incorporation.

Under our Certificate of Incorporation, our board of directors has the authority to issue shares of preference stock from time to time in distinctly designated series up to the maximum number of shares of preference stock authorized, with the terms of each series fixed by our board in the resolutions providing for the issuance of such series.

Terms of a Particular Series

The prospectus supplement will describe the terms of any preference stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend (which may be cumulative or non-cumulative) rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

•	any voting rights;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•	whether the preference stock is convertible or exchangeable and, if so, the securities into which the preference stock is convertible or exchangeable (which could include any securities issued by us or any third party, including any of our affiliates), and the terms and conditions of conversion or exchange;

•	the place or places where dividends and other payments on the preference stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

All shares of preference stock offered will be fully paid and non-assessable.

Dividends

If any preference stock were issued, it would rank junior to our preferred stock, if any, and it could rank senior to our common stock with respect to the payment of dividends.

Liquidation

If any preference stock were issued, it would rank junior to our preferred stock, if any, and it could rank senior to our common stock with respect to liquidation rights.

Transfer Agent and Registrar

The transfer agent for each series of preference stock will be described in the prospectus supplement.

Miscellaneous

Our board of directors has the authority to create and issue a series of preference stock with rights, privileges or restrictions which effectively discriminates against an existing or prospective holder of preference stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. This protects the continuity of our management. The issuance of these shares of capital stock may defer or prevent a change in control in us without any further stockholder action.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will constitute either senior or subordinated debt. We will issue debt securities that will be senior debt under the indenture dated January 8, 2008 (the “senior indenture”) between us and The Bank of New York Mellon (formerly known as The Bank of New York), as senior debt trustee. We will issue debt securities that will be subordinated debt under the subordinated indenture dated as of January 8, 2008 (the “subordinated indenture”) between us and The Bank of New York Mellon, as subordinated debt trustee. This prospectus refers to the senior indenture and the subordinated indenture individually as the “indenture” and collectively as the “indentures.” This prospectus refers to the senior debt trustee and the subordinated debt trustee individually as the “trustee” and collectively as the “trustees.” When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized certain terms and provisions of the indentures. The summaries are subject to the terms of the senior indenture and the subordinated indenture, respectively, which are incorporated herein by reference. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended.

Neither indenture limits the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time.

Terms of a Particular Offering

The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	the designation of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the percentage of their principal amount at which the debt securities will be issued;

•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the date or dates on which the debt securities will mature;

•	the rate or rates per annum, if any, at which the debt securities will bear interest;

•	the times at which the interest will be payable;

•	whether the debt securities are convertible or exchangeable and, if so, the securities or rights into which the debt securities are convertible or exchangeable (which could include any securities issued by us or any third party, including any of our affiliates), and the terms and conditions of conversion or exchange;

•	the date after which or other circumstances in which the debt securities may be redeemed and the redemption price or any prepayment or sinking fund provisions;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	the currency or currencies in which the debt securities are issuable or payable;

•	the exchanges on which the debt securities may be listed;

•	whether the debt securities shall be issued in book-entry form; and

•	any other specific terms, including events of default or covenants.

Principal and interest, if any, will be payable, and, unless the debt securities are issued in book-entry form, the debt securities being offered will be transferable, at the principal corporate trust office of the trustees, which at the date hereof is 101 Barclay Street, Floor 8 West, New York, New York 10286, Attention: The Bank of New York Mellon, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto.

Some of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate, which at the time of issuance, is below market rates, to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in a prospectus supplement.

Debt securities will include debt securities denominated in United States dollars or, at our option if so specified in a prospectus supplement, in any other currency.

If a prospectus supplement specifies that debt securities are denominated in a currency other than United States dollars, the prospectus supplement will also specify the denomination in which such debt securities will be issued and the coin or currency in which the principal, premium, if any, and interest on the debt securities, where applicable, will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

If a prospectus supplement specifies that the debt securities will have a redemption option, our election to exercise such an option may constitute an issuer tender offer under the Exchange Act. If such redemption constitutes a tender offer, we will comply with all issuer tender offer rules and regulations under the Exchange Act, including Rule 14e-1. We will make any required filings with the SEC and furnish certain information to the holders of the debt securities.

Senior Debt

Any debt securities we issue under the senior indenture will constitute part of our senior debt. These senior debt securities will rank equally and pari passu with all of our other unsecured and unsubordinated debt (other than obligations preferred by mandatory provisions of law).

Subordinated Debt

Any debt securities we issue under the subordinated indenture will constitute part of our subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture, to all of our “senior indebtedness.” The subordinated indenture defines “senior indebtedness” as obligations of, or guaranteed or assumed by, us for borrowed money or leased property in capitalized lease or sale and leaseback transactions, or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations. “Senior indebtedness” does not include nonrecourse obligations, the subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness. See the Subordinated Indenture, Section 13.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern us or a substantial part of our property;

•	a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist;

•	the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to section 6 of the subordinated indenture; this declaration must not have been rescinded and annulled as provided in the subordinated indenture; or

•	any different or additional events described in a prospectus supplement.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

If the trustee under the subordinated indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated indenture and the holders of debt securities of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Defeasance

If the terms of a particular series of debt securities so provide, we may, at our option, (a) discharge our indebtedness and our obligations under the applicable indenture with respect to such series or (b) not comply with certain covenants contained in the applicable indenture with respect to such series, in each case by depositing funds or obligations issued or guaranteed by the United States of America with the trustee sufficient to pay and discharge the entire indebtedness of all outstanding debt securities of such series. Such defeasance is subject to other conditions including receipt of a tax opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance and will be subject to United States Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Consolidation, Merger or Sale of Assets

The indentures provide that we will not merge or consolidate with another corporation or other entity or sell or convey all or substantially all of our assets unless either we are the continuing corporation or the new corporation or other entity shall expressly assume the interest and principal due under the debt securities. In either case, the indentures provide that neither we nor a successor corporation or other entity may be in default of performance immediately after a merger or consolidation. Additionally, the indentures provide that in the case of any such merger or consolidation, either we or the successor corporation or other entity may continue to issue securities under the indentures.

Modification of the Indentures

The indentures contain provisions permitting us and the applicable trustee to modify or amend such indenture or any supplemental indenture or the rights of the holders of the debt securities issued thereunder, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series at the time outstanding under either such indenture which are affected by such modification or amendment, voting as one class, provided that, without the consent of the holder of each debt security so affected, no such modification shall:

•	change the fixed maturity of any debt securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount due and payable upon acceleration of the maturity thereof or the amount provable in bankruptcy, or make the principal of, or premium, if any, or interest, on any debt securities payable in any currency other than so provided in such debt securities; or

•	in the case of debt securities that are convertible, change in any manner adverse to the holders, the amounts payable upon the redemption of the debt securities, the date, if any, on which the holders have the right to require us to repurchase the debt securities, or the transactions or events upon which the holders have the right to require us to repurchase the debt securities or the amounts payable upon the repurchase, or the circumstances under which the holders have the right to convert the debt securities or the amounts receivable upon conversion thereof (but excluding any adjustment to the conversion rate);

•	impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date thereof); or

•	reduce the aforesaid percentage of debt securities, the consent of the holders of which is required for any such modification.

The indentures contain provisions permitting us and the applicable trustee to enter into indentures supplemental to the indenture, without the consent of the holders of the debt securities at the time outstanding, for one or more of the following purposes:

•	to evidence the succession of another corporation or other entity to us, or successive successions, and the assumption by any successor corporation or other entity of certain covenants, agreements and obligations;

•	to add to our covenants such further covenants, restrictions, conditions or provisions as our board of directors and the trustee shall consider to be for the protection of the holders of securities of any or all series, or the coupons appertaining to such securities;

•	to permit or facilitate the issuance of securities of any series in bearer form, registrable or not registrable as to principal, and with or without interest coupons, and to provide for exchangeability of such securities with securities issued thereunder in fully registered form and to permit or facilitate the issuance of uncertificated securities of any series;

•	to cure any ambiguity or mistake contained therein or in any supplemental indenture or in any debt security; or to correct or supplement any provision contained therein or in any supplemental indenture or in any debt security which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture or in any debt security; or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of the holders of any series of debt securities or any coupons appertaining to such debt securities;

•	to convey, transfer, assign, mortgage or pledge any property to or with the trustee;

•	to evidence and provide for the acceptance and appointment of a successor trustee;

•	to establish the form or terms of securities of any series as permitted by the indenture;

•	to change or eliminate any provision of the indenture, provided that any such change or elimination (i) shall become effective only when there is no security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision or (ii) shall not apply to any security outstanding; and

•	to add or change any of the provisions of the indentures with respect to any securities that by their terms may be converted into any securities of any person, in order to permit or facilitate the issuance, payment or conversion of such securities.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of any series of debt securities, create and issue further debt securities ranking pari passu with such debt securities in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities. Such further debt securities may be consolidated and form a single series with the debt securities and have the same terms as to status, redemption or otherwise as the debt securities.

Concerning our Relationships with the Trustees

The Bank of New York Mellon (formerly known as The Bank of New York) is the trustee under both the senior indenture and the subordinated indenture. It is also the trustee under various other indentures covering our outstanding notes and debentures. The Bank of New York Mellon acts as trustee and performs certain other services for certain of our affiliates and us in the normal course of its business.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, equity securities or securities of third parties (including any of our affiliates) or other rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent.

A prospectus supplement will set forth the terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement, including:

•	the title and the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies in which the price of the warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities purchasable upon exercise of the warrants;

•	the price at which, and the currency or currencies in which, the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the periods during which, and places at which, the warrants are exercisable;

•	the date or dates on which the warrants shall commence and the date or dates on which the warrants will expire;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	any provisions for the adjustment of the number or amount of securities receivable upon exercise of warrants;

•	the identity of the warrant agent;

•	the exchanges, if any, on which the warrants may be listed;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	if applicable, a discussion of any material United States Federal income tax considerations;

•	whether the warrants shall be issued in book-entry form; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We will issue warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in a prospectus supplement for the warrants.

FORMS OF SECURITIES

Unless otherwise indicated in a prospectus supplement, the debt securities and warrants will be issued in the form of one or more fully registered global securities (a “Global Security”), which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository” or “DTC”) and registered in the name of the Depository’s nominee. Beneficial interests in a Global Security will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of the Depository. Investors may elect to hold interests in the Global Securities through DTC. Except as set forth below, a Global Security may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

The Depository has advised us that it is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Participants include:

•	securities brokers and dealers, including the underwriters named in the accompanying prospectus supplement;

•	banks and trust companies;

•	clearing corporations; and

•	certain other organizations.

Access to the Depository’s system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depository only through participants or indirect participants.

The Depository advises that pursuant to procedures established by it:

•	upon issuance of a Global Security, the Depository will credit the account of participants designated by any dealers, underwriters or agents participating in the distribution of the securities with the respective principal or face amounts of securities beneficially owned by such participants; and

•	ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Security).

The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to own, transfer or pledge beneficial interests in a Global Security is limited to such extent.

As long as the Depository’s nominee is the registered owner of a Global Security, such nominee for all purposes will be considered the sole owner or holder of the securities represented by the Global Security. Except as provided below, you will not:

•	be entitled to have any of the securities registered in your name;

•	receive or be entitled to receive physical delivery of the securities in definitive form; or

•	be considered the owners or holders of the securities under the applicable indenture or warrant agreement.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security. Neither we, the trustees, warrant agent, paying agent or any other agent for payment on or registration of transfer or exchange of any Global Security nor the Depository will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If the Depository is at any time unwilling or unable to continue as depositary and we have not appointed a successor depositary within 90 days, we will issue securities in definitive form in exchange for the Global Securities. In addition, we may at any time determine not to have the securities represented by Global Securities and, in such event, will issue securities in definitive form in exchange for the Global Securities. In either instance, an owner of a beneficial interest in a Global Security will be entitled to have securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the securities in definitive form. No service charge will be made for any transfer or exchange of the securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

PLAN OF DISTRIBUTION

We may offer from time to time debt securities, common stock, preference stock, preferred stock and warrants. Some of these securities may, pursuant to their terms, be mandatorily convertible into or mandatorily exchangeable for securities issued or to be issued by us or any third party, including any of our affiliates.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

A prospectus supplement will set forth the terms of the offering of the securities described in this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell the securities for cash, or in exchange for satisfaction of our outstanding liabilities to certain of our creditors, in any of the following ways (or in any combination thereof):

•	directly to purchasers;

•	through agents, underwriters or dealers; and

•	through direct sales or auctions performed by utilizing the internet or a bidding or ordering system.

Direct Sales

We may directly solicit offers to purchase securities. In this case, no underwriters or agents would be involved.

Through Agents, Underwriters or Dealers

We may use agents to sell the securities. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment, which is ordinarily three business days or less.

If an underwriter or underwriters are utilized in the sale of securities, we will enter into an underwriting agreement or exchange agreement, as applicable, with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in a prospectus supplement which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

If a dealer is utilized in the sale of securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Through the Internet or Bidding or Ordering System

We may also offer securities directly to the public, with or without the involvement of agents, underwriters or dealers and may utilize the internet or another electronic bidding or ordering system for the pricing and allocation of such securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

The final offering price at which securities would be sold and the allocation of securities among bidders, would be based in whole or in part on the results of the internet bidding process or auction. Many variations of the internet auction or pricing and allocating systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of securities. We will describe in a supplement to this prospectus how any auction or bidding process will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the process and, where applicable, the nature of the underwriters’ obligations with respect to the auction or ordering system.

Derivatives and Hedging Transactions

We may enter into derivative or hedging transactions with financial institutions as to our own securities. These financial institutions may in turn engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of common stock short using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell the shares of common stock using this prospectus. We may pledge or grant a security interest in some or all of the common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus.

General Information

The place and time of delivery for the securities described in this prospectus will be set forth in the accompanying prospectus supplement.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

In connection with the sale of the securities, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Martin I. Darvick, Esq., an attorney on our legal staff. Certain other matters related to the securities in respect of which this prospectus is being delivered will be passed upon for us by Jenner & Block LLP and for the underwriters by Davis Polk & Wardwell. Mr. Darvick owns shares and holds options to purchase shares of our common stock. Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of our board of directors and has acted as counsel to us and certain of our affiliates in various matters.

EXPERTS

The consolidated financial statements and financial statement schedule of General Motors Corporation (the Corporation) incorporated in this Prospectus by reference from the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of the Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include explanatory paragraphs relating to (a) the recognition and measurement of uncertain tax positions; the change in measurement date for defined benefit plan assets and liabilities; the recognition of the funded status of the Corporation’s defined benefit plans; and the accounting for the estimated fair value of conditional asset retirement obligations, and (b) the sale of a controlling interest in GMAC LLC; and (2) express an adverse opinion on the effectiveness of the Corporation’s internal control over financial reporting because of material weaknesses). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of GMAC LLC incorporated in this Prospectus by reference from the General Motors Corporation Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.